EXHIBIT 99.2
To Form 8-K dated April 21, 2010

Seacoast Banking Corporation of Florida
First Quarter 2010 Earnings Conference Call
April 22, 2010
10:00 AM Eastern Time

Operator:

Welcome to the First Quarter Earnings Conference Call. My name is Sandra, and I will be your operator for today’s call. At this time, all participants are in a listen-only mode. Later, we will conduct a question-and-answer session. Please note that this conference is being recorded.

I will now turn the call over to Mr. Dennis S. Hudson. Mr. Hudson, you may begin.

Dennis S. Hudson III:

Thank you very much, Sandra, and welcome to our First Quarter 2010 Earnings Conference Call.

Before we begin, I’ll again direct your attention to the statement that is contained at the end of our press release regarding forward statements. During the call, we will be discussing issues that constitute forward-looking statements within the meaning of the Securities and Exchange Act and accordingly our comments are intended to be covered within the meaning of Section 27A of that Act.

With me is today is Jean Strickland, our President and Chief Credit Officer; Russ Holland, our Chief Banking Officer; and also Bill Hahl, our Chief Financial Officer.

During last quarter’s conference call, I stated that we believed charge-offs and loan provisions would be significantly lower this quarter. We also continued to say last quarter that we felt the level of non-performing loans had peaked in the third quarter of 2009. Well, we delivered, as you saw in our announcement yesterday evening.

Before I get into an update on credit, I’ll make a few comments on our overall results. We reported a loss for the quarter totaling about $1.5 million. Including our preferred stock dividends and accretion, the net loss attributable to common shareholders was $0.04 per share. This is a big improvement over the results thus far we have produced in this very difficult credit cycle. You’ll hear in a minute that we continue to carry heavy, although improved, out-of-pocket expenses in the quarter related to resolving credit issues, and we actually would have been profitable had it not been for write-downs on OREO properties.

Looking ahead, we don’t see significant reserve builds in our future, but we may have lumpy results as we continue to resolve and liquidate OREO exposures, which are expected to grow over the balance of this year. Having said that, we still believe we have turned a corner, as we have been saying since the third quarter of 2009, when we believed our non-performing loans had in fact peaked.

As with the last few quarters, we did not book any tax benefit this quarter, so our small pretax loss fell straight to the bottom line. This is consistent with our statement last quarter in that we do not intend to book any increase in our deferred tax asset until such time as we are comfortable that our credit losses are beginning to moderate and we can place stronger reliance on our forecast of future taxable earnings. Simply put, we don’t want to add to the DTA until we are comfortable it will not be challenged. But I will say, we are starting to become more comfortable and, provided we continue to progress forward in alignment with our current expectations, we may get quite comfortable later in this year.” Just to be clear, should this occur, we will recapture significant tax benefits that will fall directly to our bottom line, which will not only boost earnings in that quarter, but also tangible common equity.

Now back to our credit outlook. We continue to show improvements this quarter. Conditions remain very weak, and we continue to see a flow of smaller credits moving into nonaccrual status. Our large and impactful loan sales, which were completed at year-end 2009, have been important because the focus of our loan sales was to eliminate our largest and most problematic exposures. As a result of these loan sales that have occurred over the past two years, the exposures that have driven our losses have now in essence been eliminated.

If you take a look at our construction book, for example, you’ll see that we had very heavy losses in residential construction loans over the past two years. This category, which peaked at $352 million, has now been reduced to only $41 million, or a little under 3 percent of total loans; and all but $15 million of that balance is impaired, meaning that we have carefully evaluated each of these credits for loss content, and that evaluation has occurred over numerous quarters as we continue to bring focus on the construction book. The entire construction book, excluding loans to individual consumers, has been reduced from a high point of almost $600 million to a little over $100 million over a period of really two years or less, which means that our concentrations are now well below the targets established by regulators. All of this points us towards moderating credit costs.

We are also continuing to see signs of stability in our residential mortgage and consumer portfolios, in spite of persistently high levels of unemployment in our local markets. Residential past dues—this would be loans 30 days past due and worse, all the way through foreclosure—remain stable at around 2 percent compared with very high double digit averages for the State as a whole. We remain focused on and we are concerned with our commercial real estate exposures, but have been intensely working this portfolio very hard over the last 18 months. This portfolio is quite diverse and does not have the large loan concentrations that we had previously in the construction book. Small business remains impacted for sure by this recession, but our forward looks and our analysis suggest modest losses coming out of this portfolio, even in a worsening condition.

We have now moved our smaller and less complex workout loans out of our markets and back into our Special Assets Group to clear the way for a more aggressive calling and business development effort on the part of our market leaders. Our retail market leaders have done a terrific job this past year caring for and building our real customer franchise in the very, very difficult period that we have just come through, and we now want to bring renewed focus to our commercial customer franchise as well. To be sure, the economy is still very weak and demand, as I said last quarter, for good credit is extraordinarily limited, but the competition is almost nonexistent. This past week our last remaining local competitor, Riverside National Bank, failed and was taken over by the FDIC; and this means that if you look back over the last three years, three years ago, we had three very able, very strong, local competitors that we worked with and competed against every day. Those are all now all gone, all three of them, so we have now become the local bank of choice in our key markets.

As we see the economy continue to stabilize, we think the opportunities for us are going to be incredible, and that is what we are now focused on in 2010 and beyond.

I’m going to turn the call over to a Bill for a more comments before we open up for a few questions. Bill.

William R. Hahl:

Thanks, Denny. As usual, we posted some slides on our website that I’ll be referring to in my comments this morning.

As Denny mentioned, the big highlight this quarter was the much lower loss of $0.04 per diluted share as a result of stabilizing net charge-offs, and no reserve build was needed. Total nonperforming loans declined for the second consecutive quarter as did in-flows to nonaccrual loans. The net interest margin improved to 3.46 percent from 3.37 percent in the fourth quarter. Noninterest expenses declined 2.2 percent compared to last year’s first quarter on a comparable basis after excluding some nonrecurring items and elevated credit costs.

As shown on Slide 7, strong deposit growth is emerging with ending balances for low cost/no cost deposits increasing 3.3 percent linked-quarter, and the noninterest-bearing deposit component was up 3.5 percent linked-quarter.

Slide 9 shows our net interest margin results over the last five quarters. The continued low cost/no cost deposit growth has resulted in improved funding mix, which lifted the margin by 9 basis points. The Company expects net interest margin to remain stable and may continue to improve gradually throughout the year. The main drivers for improvement will be certificate of deposit repricing, a shift in the mix of total deposits to include more low cost deposits (and we have included on Slide 8 this favorable shift in the deposit mix) and of course, as Denny mentioned, improved loan growth. Net interest income was stable linked-quarter, declining modestly as a result of fewer days in the first quarter of 2010 versus the fourth quarter of 2009. Earning assets declined 1.2 percent versus the prior quarter, driven primarily by the expected drop in the construction and land development loans as the Company continues to execute on its strategy to reduce this exposure. Like last quarter, overall fee revenue remains cyclically soft, and reduced consumer demand resulted in no increases in many fee-related sources of income, with the exception of debit card and other deposit EFT fees, where both the number of accounts and transactions has been increasing. Combined noninterest income, excluding security gains, in the first quarter declined by 8.5 percent compared to the first quarter last year. Results were nearly unchanged from the fourth quarter. Security gains totaled $2.1 million in the first quarter, as we continue to reposition the portfolio and take advantage of spread tightening that has occurred. As a result, total revenues were up 3.1 percent in the first quarter compared to the prior year. Expense management remains focused and was evident across controllable operating expenses again this quarter. However, as Denny mentioned, expenses related to other real estate owned, FDIC insurance, and credit and collection costs have remained high.

Now turning to Slide 6, it all comes down to this for expense management. Notably the economic and regulatory environment is ultimately out of our control. Expenses which are controllable have declined year-over-year. On this slide, we have adjusted out some one-time items and credit costs that will decline as the level of nonperforming assets decreases and the economy improves.

Strong service quality results continued to drive customer low-cost and no-cost deposit growth, which was up 13.4 percent annualized fourth quarter to first quarter. Most notably, core deposits grew, rising $16 million or 4.4 percent annualized and helped to drive average costs for deposits down by 12 basis points to 1.03 percent overall. The Company’s success in providing superior customer service, focusing on deepening customer loyalty, attracting new customers, and improving cross-sells continues to be reflected in strong account growth. Record customer retention and satisfaction levels have also been a catalyst for growth. The Company continues to execute its core business operations in a matter that attracts and retains customers.

In summary, it was a pretty good start to the year, but one quarter does not make a trend. Capital has been strengthened in April 2010, and liquidity positions remain strong and can be deployed as the year progresses into higher yields as prudent. We are encouraged by the improving asset quality trends and by elements within our operating performance and, as such, we are looking forward to reporting continued improvement in our financial results in 2010.

Denny.

Dennis S. Hudson III:

Thanks, Bill. I said this last quarter and I really think it bears repeating, that I have been doing this for a very long time and this has clearly been for all of us in the industry the worst environment any of us alive today have ever faced. But our team also knows what it took to get through something like this, and it began two years ago with an honest facing of the brutal reality that we saw ahead of us. It also required a tremendous amount of gut-wrenching work on the part of hundreds of people throughout the organization. It requires having the right talent and the right positions and an incredible spirit of teamwork and dedication. That’s what we are. That’s what we have become at Seacoast.

We completed, as Bill mentioned, a private placement of $50 million of additional equity in April. This will allow us to grow our tangible capital equity ratio on a consolidated basis to approximately 7 percent and it prepares the way for us to now get back in the market and benefit from what we think are incredible opportunities. We believe the growth opportunities out ahead of us in the next 12 months are incredibly positive for two reasons. First of all, as I said earlier, our most formidable and largest local competitor, a 30-year-old organization with a strong core deposit franchise, failed this past weekend. That provides us with the opportunity to step up and position Seacoast as the last community bank you’ll ever need in our market. Second of all, we see coming a very significant ramping up of bank failures throughout the State of Florida that’ll occur over the balance of this year. That likewise opens up tremendous opportunities for us on many, many different levels. The competition today in our markets is virtually nonexistent. This is creating, we think, an opportunity that combined with a continued stabilization in our local economy—which we think is quite possible, but we’re not quite there yet—when you put these two factors together, create what we think is the greatest opportunity we’ve ever had in our history to really gain market share and get back to the basics of banking. And that is what we are all focused as a team on doing in 2010 and 2011.

At this point, I’m going to throw the call open for any questions you have, and we thank you for your attendance.

Operator:

Thank you. We will now begin the question-and-answer session. If you have a question, please press star then one on your touchtone phone. If you wish to be removed from the queue, please press the pound sign or the hash key. There will be a delay before the first question is announced. If you are using a speakerphone, you may need to pick up the handset first before pressing the numbers. Once again, if you have a question, please press star then one on your touchtone phone.

The first question is from Christopher Marinac from FIG Partners. Please go ahead.

Christopher Marinac:

Thanks. Good morning, Denny and Bill.

William R. Hahl:

Good morning.

Dennis S. Hudson III:

Good morning, Chris.

Christopher Marinac:
Just wanted one housekeeping question: of the OREO costs in the press release, were all of those related to write-downs, Denny, or is any of that other amount sort of tax related, et cetera?

Dennis S. Hudson III:

Tax payments, et cetera, did you say?

Christopher Marinac:

Yes.

Dennis S. Hudson III:

Yeah, it would... I guess our OREO expenses would include out-of-pocket expenses as well, but I think the bulk of that number were write-downs. Is that right, Jean?

O. Jean Strickland:

Yes, that’s correct.

Dennis S. Hudson III:

Yeah.

Christopher Marinac:

Okay great. And then from a big picture standpoint, given the changes that you are seeing around you with Riverside, et cetera, what have you done or what have you been planning on in terms of your own staff, the number of lenders you have? Is this a time to now expand the feet on the street, and how have you been thinking about that as these things have been approaching?

Dennis S. Hudson III:

Well on the residential side, we have actually had a pretty significant ramping up of talent in that area. That has occurred and we began working on that, Jean, two years...

O. Jean Strickland:

Two.

Dennis S. Hudson III:

...two years ago, because we felt as we went through this really horrific period that would be an area we would likely focus on: that is conventional straightforward affordable homes to people who have jobs. That has gone extremely well. We have seen a nice ramping up of production there. On the commercial side, we are launching, over the balance of this year, a more intensive focus for small business commercial lending in our market. We do not have an expectation that that is going to drive tremendous growth in assets and loans over the period. The focus is really more on acquiring core deposits out of that opportunity. Russ, you are heading up some of that work. Any general comments?

H. Russell Holland III:
I think the staffing levels are adequately staffed on the commercial side with the team. As Denny mentioned earlier, we freed up the market leadership, as well as the market production team, to relieve them of their workout obligations and transferred those obligations to Special Assets, so now they have the capacity to support the retail initiative.

Christopher Marinac:

Okay.

Dennis S. Hudson III:

So we are not looking at much in the way of overhead adds or anything like that. I think it’s just a redeploying of existing resources as we have gotten our arms around it. The key thing, Chris, is that the identification work is well behind us in terms of where the problems are. We have been at that now for so long we don’t want to tell you; now it’s just routine work as we work through the balance of the portfolio. Having said that, in spite of all of our positive comments here, Chris, we’re very excited about the future. We still carry a very high level of problems, and we need to remain vigilant and focused on that. It remains a very high priority in the Company, and we need to work those numbers down over time, and that’ll occur over the next 18 months.

Christopher Marinac:

Denny, to that vein, I guess my last question just is: Should we expect to see the restructured number start to flatten out and/or fall in future quarters, or what kind of timing to expect there?

Dennis S. Hudson III:

We do not see a lot of major restructure work coming. We were very proactive, and you saw those numbers go up dramatically in the second half of last year. We think most of that is behind. I think the restructured growth will really be coming out of smaller balance type things and probably offset with some reductions, right, Jean?

O. Jean Strickland:

Yes, and if there were to be a significant increase in that number, it would come out of the nonaccrual. If by chance we got lucky with a nonaccrual and we’re able to accomplish a restructure, it would reduce significantly there and move over.

Dennis S. Hudson III:

Right. We just don’t see a lot of net growth coming out of that.

O. Jean Strickland:

Right.

Dennis S. Hudson III:

We think the credit issues are... like I said, the identification work is well behind us. We have never been as clean as we are today in terms of, for example, all of our credit reviews and internal identification work, and it’s because the inflows have really slowed and we are now much more in control of where we see things headed.

Christopher Marinac:

That’s helpful. Thank you very much of the color.

Dennis S. Hudson III:

But I want to make clear, we still believe we have a very high level of problems that have to be dealt with and we are dealing with them.

Christopher Marinac:

Great. Thanks again, guys.

Operator:

Thank you. The next question is from Mac Hodgson from SunTrust. Please go ahead.

Mac Hodgson:

Hey, good morning.

Dennis S. Hudson III:

Hey, Mac.

Mac Hodgson:

Just a couple questions, Denny. You talked about competition being nonexistent. I’m assuming you are not seeing competition out from any of the larger regional players in the area. Is it basically... What’s your sense, large banks and small banks, what are they focused on if it’s not organic growth?

O. Jean Strickland:

We do not see them active in the communities like we are. They’re...

Dennis S. Hudson III:

They’re gone. There are no people left. I mean literally... In the markets that we are in, you have retail folks in the branch and that’s it. I mean there are no people left in the markets. They have all been consolidated out. The focus... The larger banks that have come into Florida, even those that came into Florida a couple of years ago acquiring banks that essentially failed, their entire focus is, what, Jean, reducing their Florida exposure.

O. Jean Strickland:

Right.

Dennis S. Hudson III:

And that’s what everybody’s about right now. It’s just... There just isn’t anything happening. So we think that the level of noise around the whole competitive arena is gone. If we start opening our voice up to the community and start expressing our desire to be open for business, we are going to be shocked I think at how well we do. So we are very excited about that part of it. And, again, it’s been critical for us to get firm control over the asset quality issues so that we can begin safely focusing some attention on growth initiatives. And again, we’re not ...we are going to continue to see the loan portfolio decline in spite of all of our efforts.

O. Jean Strickland:

Right, and then just...

Dennis S. Hudson III:

But we are looking to really strengthen our core relationships—and we are seeing that. Some of the numbers that Bill went over and our slides demonstrate that we have been able to change the mix of deposits in a favorable way; and we continue to see growth and actual improvement in growth in new households and new relationships. That began to turn big time for us in the last two months, particularly in St. Lucie County, for example, which is not surprising given what occurred there with the failure.

O. Jean Strickland:

What we talked about for a long time too is our strategic work on the retail line of business and that we have been at that for two years, along with handling the credit problem.

Dennis S. Hudson III:

Right. Our Board of Directors is just completing a brand new five-year strategic plan, and we are about 85 percent done with that work. It is all focused on getting back in the markets and getting all the blocking and tackling performing very well, and enhancing it, and focusing on low risk, small balance type things on the credit side with very modest growth and continued growth in deep core relationships.

Mac Hodgson:

Great. That’s very helpful. And then as it relates to your interest in FDIC-assisted deals, you talked about there not being any competition for organic growth. Obviously, it seems like competition is increasing for bank failures, particularly in Florida given the opportunity. How...

Dennis S. Hudson III:

Well it’s a good question and it’s something that we will continue to look at and be very aggressive in pursuing. I will say that when you look at all of the private equity firms that have come into the state with extraordinarily large checkbooks, you see a surprisingly low number of firms that have been successful in participating in these bid situations. We think we possess something quite unique. We are aligned with a very well respected private equity firm today, and we have very good solid relationships with some of our largest public owners today, which we think gives us tremendous access to capital, if needed, for the right situation, and we are very excited about that. We think that not only do we have the platform for growth here that we’ve just described, but also access to capital in offensive opportunities that may be out there ahead of us. Having said that, we thought it was important this quarter to further strengthen our core capital strength. We did that, as I said earlier, pushing our ratios up to a fortress balance sheet level. Today, if you run a screen on Seacoast pro forma with the capital raise we completed in April, you will find that among the larger banks in the state, we actually possess today the strongest capital position.

Mac Hodgson:

Okay thanks. And just one quick last one. On the deferred tax asset, you mention in the press release potentially being able to recapture that later this year. From a GAAP perspective, would it come back all at once? Also please comment on the regulatory side as it relates to regulatory capital as well.

William R. Hahl:

Well, it doesn’t have any impact on the regulatory capital because there are other limitations that come into play there. But our understanding is that: yes, it would come in. Once we can rely on our forecast of future taxable earnings, it would all come in at one time.

Dennis S. Hudson III:

We are certain of that. We are less certain about the timing.

William R. Hahl:

Right.

Dennis S. Hudson III:

And we had some caveats in our statement. We said that provided the credit issues continue to moderate and provided the economy continues to stabilize, we think it’s possible that some time later this year we could see that occur, but we want to be very careful with that statement.

Mac Hodgson:

Okay, thank you.

Operator:

Thank you. The next question comes from Drew Romans from Morgan Stanley. Please go ahead.

Drew Romans:

Good morning, everyone.

Dennis S. Hudson III:

Good morning.

William R. Hahl:

Good morning.

Drew Romans:

I have a quick question please. Most of my questions were answered by the way, except for maybe a couple. But of the three banks that failed down there, who acquired the assets and wouldn’t they be competition?

Dennis S. Hudson III:

Yeah, they would, and that is, longer-term, something to be real concerned about. The three banks were Fidelity Federal in Palm Beach County, a thrift; Harbor Federal in Fort Pierce/St. Lucie County, another thrift. Both of those companies were acquired by National City Corporation. And as you know, National City, in essence, almost failed and the assets were assumed by PNC. PNC has jumped ahead and is one of our largest competitors in our footprint. The other [bank failure] is Riverside National Bank, a very, very large bank in our footprint. We had more market share than they did in our footprint, but they were just a few points behind us in market share and they, as you saw last week or earlier this week, were sold in an FDIC-assisted deal to TD Bank.

O. Jean Strickland:

Along with two other small banks.

Dennis S. Hudson III:

...Along with two other small banks in the center part of the state, so those are the competitors. The other competitors we have would be Bank of America and Wachovia, which will soon be rebranded as Wells Fargo.

Drew Romans:

Right.

Dennis S. Hudson III:

That’s basically it. Then you have Seacoast. So it’s a very consolidated market over here on the East Coast of Florida, a great market. There is tremendous growth potential as we get through this horrific period, but very, very consolidated from a banking standpoint. There are very few community banks left of any size whatsoever except for us.

Drew Romans:

Is that PNC’s first presence in the area?

Dennis S. Hudson III:

Yes.

Drew Romans: I thought so.

Majority northeast, correct?

Dennis S. Hudson III:

That’s right.

Drew Romans:

Yep. Okay. Thank you very much.

Dennis S. Hudson III:

Thank you.

Operator:

Thank you. The next question comes from Jefferson Harralson from KBW. Please go ahead.

Jefferson Harralson:

Thanks. Good morning, Denny.

Dennis S. Hudson III:

Good morning.

Jefferson Harralson:

I want to ask you two questions. The first would be on commercial real estate, can you just talk about your expectation for delinquencies or NPAs, loan-to-values, restructuring efforts, or just your thoughts on that portfolio. It has performed, I think, better than the street had probably thought. Just talk about where you are with it and what you think happens over the next year or so?

Dennis S. Hudson III:

Yeah, we were worried about that really about a year and a half ago or even before then. In fact, we did our deep drill into the portfolio in the second half of 2006. We all feel like that was the ice age at this point—I mean that was so long ago and so much has happened since then. We included in that deep drill-down a review of all loans of $1 million and greater in the CRE portfolio, and so at that time we ramped up our special asset reviews of all large credit beginning in the second half of 2006 and we have not relented since that day. Things got a hell of a lot worse than we ever thought was possible, but it was our early work in the CRE portfolio that really helped us immeasurably. Then about a year and a half ago, we looked much deeper at the smaller credits in the CRE portfolio— you’ll notice many of the restructured credits that grew in the third and fourth quarter of last year came out of that portfolio—and some of the larger credits with folks that had been struggling, and we proactively reached out and restructured in a way that would make it more comfortable for them to get through this period. So having said that, Jefferson, there is tremendous weakness in the CRE sector throughout the state of Florida. In my view, landlords have effectively lost all control over pricing. It’s been a real scramble over the last 12 months as they have struggled to maintain their tenant loads. But I am now hearing from some of the larger more experienced operators that there are some signs of stability; things are not getting worse; that sort of thing. So we still have a lot more to go and a lot more to be worried about certainly over the next year in that portfolio, but we think we have been very forward-looking in our approach to making certain that we are brutally identifying any kind of problem that we have and dealing with it up front. That’s what it takes to get through a period like this. It’s been no fun for all of us, and it’s been no fun for our customers, but we feel pretty good about it. Any other color, Jean, that you would like to add?

O. Jean Strickland:

Sure. We started a couple years ago working aggressively, starting with the largest credits, to get debt service coverage covenants in where we didn’t have them, and where we saw weakness, shore things up with the borrowers well before there was a financial issue. Anticipating the continued decline in values and the downward trend in rental rates, and the concessions that we knew would start to occur, we got additional collateral and we got pay-downs. We renegotiated loans to position the bank and the borrower to get through this period a little better than we would have otherwise.

Dennis S. Hudson III:

And having said that, Russ, we also did not have an insignificant amount of loan sales occurring over the last two years.

H. Russell Holland, III:

Correct.

Dennis S. Hudson III:

Because we looked early at the problems, we also identified a number of credits that we felt just needed to be moved out of the bank. Some of those cost us, particularly in 2009, and we did move a volume of CRE loans out of the bank as well. So it took all of that to get us in a more stable condition, and we believe we are in that stable condition today. We will have additional deterioration occur in that portfolio, and we are planning for it, but the size of that deterioration from a potential risk standpoint is far less today than it was a year ago as a result of what we just described.

Jefferson Harralson:

Thanks. And my second question is: You guys recently had the $200 million contingency raise. Your private equity partner has filed for the flexibility to increase ownership of SBCF to over 50 percent. Those two things in combination seems as if that you guys might be about to really significantly ramp up the machine to bid on FDIC-transactions and possibly even, I don’t know, double or larger the size of the bank over the next five years. Am I reading too much into that, or is this one contingency raise a special situation? Or do you guys have plans to, I don’t know, double or triple the size of this bank over the next handful of years?

Dennis S. Hudson III:

Well, we have now executed and have in place from a planning perspective a focus on potentially doubling the size of the organization over the next several years. We do not have specific plans in place that would cause us to see that happening instantaneously, but we want to prepare the way. Whether it be in the next three years or the next ten years, we want to prepare the way for a significant growth in size and so we have focused on that, number one. Number two, the $200 million contingent raise that we discussed was really very much a very special situation. We had an opportunity with an in-market transaction that would have doubled our size, or more than doubled our size, to try to compete for that situation, and that was the purpose in that raise. Thirdly, our private equity partners have applied to the Federal Reserve. As you know, the private equity partners that we are dealing with are really not private equity partners. They are actually a bank holding company, and their investment structure is quite unique. In fact, they are the only firm out there today that has structured their investment vehicle as a bank holding company. That gives us some advantages. The advantage is that we think it could be helpful in terms of some of the private equity rules that have come into being in the last year that have made it very difficult for traditional private equity investors to invest in some of these situations, so we think that’s a great advantage. Number two though, for them to increase their ownership in the bank as a private equity firm or as a bank holding company, they are required to obtain prior approval from the Federal Reserve. We have encouraged them to apply for maximum flexibility and that took them to greater than 50 percent. They do not have an intent to increase their ownership anywhere near that level; and I will tell you, we on our side do not have a belief that there will be a need for them to do that. But by getting this application approved, it would then clear the way for them to make any investment going forward without further approval from the Fed. So it’s really just a technical issue that they needed to apply for permission to acquire a majority interest in the bank. That clears a way for them to have any investment they want in the bank, and that allows them not to have to go back to the Fed for approval. So, for example... Sorry, I’ve talked too long on this but... So, for example, if we had an assisted deal come along and then we needed another X dollars of additional capital, we could work up something with those guys and get it to happen very, very quickly; whereas right now, we are still waiting on approval for their investment in this most recent capital raise. Did I explain that sufficiently?

Jefferson Harralson:

That’s very helpful. So they have not actually received that approval yet to go to 50 percent, but you would expect it over time?

Dennis S. Hudson III:

We expect in the next month or so that they will receive that approval. When they do, that will be the last approval they ever need from the Federal Reserve for any investment they would make in Seacoast.

Jefferson Harralson:

Perfect. Thank you.

Operator:

The next question is from Albert Savastano from Macquarie. Please go ahead.

Albert Savastano:

Good morning, guys. How are you?

Dennis S. Hudson III:

Hey, Al.

Albert Savastano:

So just four questions for you. First, on the small business focus going forward, you mentioned a lot of core deposits, but where is the loan growth going to come from once things recover?

Dennis S. Hudson III:

Yeah. Well in the near-term, there is no loan growth. We are going to be hard pressed to stop the slide in loan balances. That’s a function of the economy and there just... As I’ve said before, if you are a small business or even a large business out there, you are either reducing leverage or filing bankruptcy, and neither one of those are very good loan prospects for us; so it’s a real challenging environment here in the near-term. We said earlier, though, we are ramping up and have had good success ramping up residential mortgage. That’s the only area of the portfolio that is potentially going to grow in the near-term. Longer term, as the economy recovers, the focus will be on small business, residential, and consumer growth for us going forward. We will continue to have a focus on commercial real estate growth at the appropriate time, so it’s an important business line. But in the near-term that’s likely not to happen. We currently have the door open for owner-occupied CRE growth right now, but are very cautious. Again, like I said, a lot of those guys are either on the verge of bankruptcy or reducing risk right now. We are seeing some positive signs though with folks who have seen their volume increase recently due to the failure of their competitors. Those are the guys that are doing well, but frankly many of them are not profitable though. They are cash flowing. They are doing okay, but they still have a ways to go.

Albert Savastano:

Okay great. And then just two technical questions. For the DTA recapture, what do you need to see to be able to recapture it? And then second part of that, on the $50 million of preferred stock raised, does that convert into common after the annual meeting?

Dennis S. Hudson III:

Yeah, it converts after the annual meeting, which we will have before the end of June. And with regard to the DTA, what was the question?

William R. Hahl:

What do we need?

Dennis S. Hudson III:

Oh, what do we need. Yeah, well if we knew that, we would tell you exactly when it’s going to happen. Really, in our discussion, it’s pretty clear that, first of all, we need to be able to determine that we’re going to have taxable income over the next 19 years. Well that sure ought to be a pretty good bet. And then the second question is: When are you going to see it? That’s kind of the bubble we’re on right now. We’re not quite there in terms of being totally confident that the earnings in the near-term are sufficient to cause us to get comfortable with that. We have not received clear cut and definitive guidance on that matter.

Albert Savastano:

Okay.

Dennis S. Hudson III:

But we have a conceptual understanding that we are moving towards it slowly but surely. Provided we don’t run into too many bumps in the road, it’s possible that could occur sometime late this year, and we think it is significant enough to warrant talking about it because of its significance. That’s why we bring it up; but we bring it up very carefully because we’re not quite sure until we get there. I guess it’s like the Supreme Court said with the definition of: We’ll know when we see it. I guess I won’t go there.

Albert Savastano:

Okay, and then last question: On Riverside, can you talk about how competitive your bid was versus the winning bid?

Dennis S. Hudson III:

No, we really don’t want to get into that. All I can tell you is that I was pretty astounded at the numbers. TD bid a zero discount. They have announced that on assets, so there was no mark that they bid. And number two, they offered up a 50 percent loss-sharing, whereas the typical deal had been 20 percent loss-sharing on the part of the bank. So it was a very, very aggressive bid, and I think the FDIC did a fabulous job getting a good deal. It’s an unusual company. I mean Riverside was very, very much a core franchise and very valuable property; and if there ever was something in Florida that deserved a super competitive bid, this certainly would be it. The question is: Is that going to drive increased competitiveness going forward? I think we’ll see lumpy results there. It depends on the nature of what’s being marketed.

Albert Savastano:

Okay, thank you.

Operator:

As a reminder, if you would like to ask a question, please press star/one on your phone. The next question is from Lucy Webster from Stifel Nicolaus. Please go ahead.

Lucy Webster:

Hi, good morning.

Dennis S. Hudson III:

Good morning.

Lucy Webster:

I was just wondering if you guys sold any of your nonperforming loans over the quarter; and if you did, if you could quantify how much that was?

William R. Hahl:

I think we sold one, $700,000.

Dennis S. Hudson III:

Yeah, very modest, $700,000 I guess.

Lucy Webster:

Okay, thank you.

Dennis S. Hudson III:

Yep.

Operator:

We have no further questions at this time.

Dennis S. Hudson III:

Great. Well thank you very much for your attendance today. We look forward to our next quarterly discussion after the second quarter. Thank you.

Operator:

Thank you, ladies and gentlemen. This concludes today’s conference. Thank you for participating. You may now disconnect.